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PacifiCorp                                                          NEWS RELEASE
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FOR FURTHER INFORMATION CONTACT:

     Scott Hibbs, PacifiCorp, for investors -- (503) 731-2123
     Dave Kvamme, PacifiCorp, for media -- (503) 464-6272
     Steve Schaab, The Energy Group, for investors -- (314) 342-7575 Gayla Hoffman, The Energy Group, for media -- (314) 342-7768


July 21, 1997

FTC Seeks Additional PacifiCorp/The Energy Group Information

     PORTLAND, OR -- The U.S. Federal Trade Commission has requested additional information related to the cash tender offer PacifiCorp (NYSE:PPW) has made for The Energy Group (LSE/NYSE:TEG).

     The companies are working with the FTC to comply in a timely fashion with the request. The FTC requested the additional information as part of the process in the companies' filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

     PacifiCorp's cash tender offer for The Energy Group has been recommended by the directors of both companies. The offer is also awaiting regulatory clearances in the United Kingdom, where The Energy Group headquarters are located.

     The Hart-Scott-Rodino Act provides for federal agencies to request additional information, extending the waiting period under the act for 10 days following receipt by the FTC of the requested information.


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